Exhibit 10.2

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RELAY AFFILIATED MARKETING NETWORK

Relay Affiliated Marketing Network is a unique benefit to your business within the relay application. The Relay AMN consists of Promoters, Door Men, Travel Agents, Valets, Independent Hosts, and Concierge. This network provides a business the tools to promote and market directly to those responsible for bridging the gap between you and potential customers. The various tools within the Relay application gives you ability to promote specials events, communicate with updates in real time, while increasing your opportunity to adjust in a competitive market place.

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DOORMEN
VALETS
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TRAVEL AGENTS
CONCIERGE
WEB AFFILIATE
PRIVATE HOSTS
INDEPENDENT PROMOTERS
BAR TENDERS

TRANSPORTATION MANAGEMENT

The Relay Dispatch is the internal transportation management of Drivers and Vehicles operated by the bu
necessary to manage and maintain all transportation related items. The Relay Dispatch system will handle
logs, maintenance, fuel, and driver shifts. This will insure proper safety protocols to maintain compliance wit
you stay compliant!!!


relay
ON SHIFT

RELAY BANKING MANAGEMENT

The Relay Bank provides a business the tools to manage payouts, promotional budgets, and track all of your transactions in a secure environment. Relay Point provides your team accountability throughout the process. Now you can insures proper payouts, and provides detailed record with a filtration based on Date, Time, Driver, Drops, or History. Simplify your end of the year taxes with an easy output of all of your contracted drivers paid all year.

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RELAY DASHBOARD SYSTEM

The Relay Dashboard, provides a centralized hub of detail information unique to your business. Now you w like your independent contractor 1099 and employee W2. Manage and maintain all of your promotional bu track record of transactions, payouts, and rides. All in an effort to create accountability and safety for your while applying tools for loss prevention.

MANAGING AND SECURITY OF DATA

Managing all of this information is Big Data, Relay and its partners have the highest standards in the safety Relay has all the accredited certification for compliance both online and offline. With its patent technolog system is secure and private. Relay is proudly accredited by the Department of Public Safety (DPS).